Press Release:

fonix (TM)
FREEDOM OF SPEECH




                           NEWS RELEASE

                         January 28, 1998


CONTACT:  Al Waddill                         Anji DowDell
          fonix corporation                  fonix corporation
          801-553-6600                       801-553-6600
          invrel@fonix.com                   adowdell@fonix.com


         LEADING INDUSTRY VOICE RECOGNITION ANALYST NAMED fonix VICE PRESIDENT-TECHNOLOGY

Dr. John A. Oberteuffer to Expand Strategic Business Opportunities


SALT LAKE CITY, Utah January 28 1998   Prominent speech recognition
executive John A. Oberteuffer, Ph.D., has been appointed vice president of technology for fonix corporation (NASDAQ:FONX), it was announced today by Stephen M. Studdert, Chairman and Chief Executive Officer.

"Dr. Oberteuffer's preeminence in the speech recognition industry is widely accepted. His expertise adds substantial industry-specific knowledge which will accelerate the commercialization of the core technologies and expand the strategic business opportunities for the company," said Studdert.

Dr. Oberteuffer added, "fonix has a unique and innovative approach to automatic speech recognition technology as well as other interface opportunities. I look forward to being an integral part of the company which will shape the next generation of human-computer interface technology products."

Dr. Oberteuffer is founder and president of Voice Information Associates, Inc. (VIA), publisher of ASR News. He was formerly vice president, personal computer systems at Voice Processing Corporation, a major developer of speech recognition technology for telephony applications. He was a member of the research staff at Massachusetts Institute of Technology from 1969 to 1974. Dr. Oberteuffer has been a member of the fonix board of directors since March of 1997 and will continue as publisher of ASR News while employed by fonix.

fonix corporation produces proprietary automatic speech recognition (ASR) technologies based on the human auditory model. Together with proprietary neural networks (artificial intelligence), the fonix(tm) technologies provide enhanced multimodal human-computer interfaces. As a technology provider, fonix will license or integrate its proprietary speech recognition technologies, through strategic alliances, joint ventures and co-development efforts, for use in electronic and computer devices for the Internet, commercial, professional, and industrial markets.

NOTE: The statements released by fonix corporation that are not purely historical are forward looking within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectation, hopes, intentions, and strategies for the future. Editors and investors are cautioned that forward looking statements invoke risk and uncertainties that may affect the company's business prospects and performance. It is important to note that the company's actual results could differ materially from those in such forward-looking statements. Forward-looking statements include: the acceptance of the company's speech recognition and human-computer interface products and technologies in the marketplace. Other risk factors, including more general economic, competitive, governmental, and technological factors are discussed in the company's filings with the SEC on forms 10-K, 10-Q and 8-K.